OFFER TO PURCHASE FOR CASH 333,333
UNITS OF LIMITED LIABILITY COMPANY INTEREST OF ATEL 12, LLC
AT $3 PER UNIT
by: MPF INCOME FUND 26, LLC, MPF DEWAAY FUND 8, LLC, MP FALCON FUND, LLC, MPF BADGER ACQUISITION CO., LLC, MPF FLAGSHIP FUND 14, LLC  (collectively the “Purchasers”)

THE OFFER, WITHDRAWAL RIGHTS, AND PRORATION PERIOD WILL EXPIRE AT 11:59 P.M., PACIFIC TIME, ON JUNE 17, 2011, UNLESS THE OFFER IS EXTENDED.

The Purchasers hereby seek to acquire 333,333 Units of limited liability company interest (the “Units”) in ATEL 12, LLC (the “Company”).  The Purchasers are not affiliated with the Company or its managing member.  The managing member of the Company is ATEL Financial Services, LLC (the “Managing Member”). The Purchasers hereby offer to purchase 333,333 Units at a purchase price equal to $3 per Unit, less the amount of any distributions declared or made with respect to the Units between April 27, 2011 and June 17, 2011, or such other date to which this offer may be extended (the “Expiration Date”), in cash, without interest, upon the terms and subject to the conditions set forth in this offer to purchase (the “Offer to Purchase”) and in the related Assignment Form, as each may be supplemented or amended from time to time (which together constitute the “Offer”).  As noted above, the Offer price would be subject to reduction for distributions made or declared prior to the Expiration Date.  Any distributions made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Assignment Form, be assigned by tendering Unitholders to the Purchasers.  Tender of Units will include the tender of any and all securities into which the Units may be converted and any securities distributed with respect to the Units from and after the Offer Date.  The Company had 893 holders of record owning an aggregate of 2,999,482 units as of December 31, 2010, according to its Annual Report on Form 10-K for the fiscal year ending December 31, 2010.  The Purchasers and their affiliates currently beneficially own 0 Units, or 0.0% of the outstanding Units.  The 333,333 Units subject to the Offer constitute 11.11% of the outstanding Units.  Consummation of the Offer, if all Units sought are tendered, would require payment by the Purchasers of up to $999,999 in aggregate purchase price, which the Purchasers intend to fund out of their current working capital.

Holders of Units (“Unitholders”) are urged to consider the following factors:

•
Our offer provides you with the opportunity to receive a guaranteed amount of money in a specified time period.  The managing member has given no indication when the Company will be liquidating.  The Company term extends through 2030!

•
The tax year in which you sell your Units will be the final year for which you will be obligated to file a K-1 for the Company with your tax return.  This may represent a reduction in costs associated with filing complicated tax returns.  Your decision to sell may have other favorable or unfavorable tax consequences and potential sellers should consult their individual tax advisers.

•
Unitholders who tender their Units will give up the opportunity to participate in any future benefits from the ownership of Units, including potential future distributions by the Company from property operations or dispositions, and the purchase price per Unit payable to a tendering Unitholder by the Purchasers may be less than the total amount which might otherwise be received by the Unitholder with respect to the Unit over the remaining term of the Company.

•
The Purchasers are making the Offer for investment purposes and with the intention of making a profit from the ownership of the Units.  In establishing the purchase price of $3 per Unit, the Purchasers are motivated to establish the lowest price which might be acceptable to Unitholders consistent with the Purchasers’ objectives.  There is no public market for the Units, and neither the Unitholders nor the Purchasers have any accurate means for determining the actual present value of the Units.  Although there can be no certainty as to the actual present value of the Units, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Company could have an estimated liquidation value of approximately $5.11 per Unit.  It should be noted, however, that the Purchasers have not made an independent appraisal of the Units or the Company’s properties, and are not qualified to appraise capital equipment.  Furthermore, there can be no assurance as to the timing or amount of any future Company distributions, and there cannot be any assurance that the Purchasers’ estimate accurately reflects an approximate value of the Units or that the actual amounts which may be realized by holders for the Units may not vary substantially from this estimate.

•
The Depositary, MacKenzie Patterson Fuller, LP, is an affiliate of certain of the Purchasers.  No independent party will hold securities tendered until the offer closes and payment is made.  Because there is no independent intermediary to hold the Purchasers’ funds and tendered securities, the Purchasers may have access to the securities before all conditions to the Offer have been satisfied and selling Unitholders have been paid; however, neither the Depositary nor the Purchasers has any rights with respect to the Units prior to the Expiration Date and acceptance by the Purchasers for payment.  Further, by tendering your Units, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

•
The Offer allows Unitholders the option to sell 'All or None' of their Units, thereby allowing Unitholders the option to avoid proration if more than 333,333 Units are tendered. See Section 2—Acceptance for Payment and Payment for Units; Proration and Section 4—Withdrawal Rights; Automatic Withdrawal Option. The Purchasers may accept only a portion of the Units tendered by a Unitholder if a total of more than 333,333 Units are tendered and the Unitholder does not select the 'All or None' option.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF UNITS BEING TENDERED.  IF MORE THAN 333,333 UNITS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASERS WILL ACCEPT FOR PURCHASE 333,333 UNITS FROM TENDERING UNITHOLDERS (WHO DO NOT ELECT THE 'ALL OR NONE' OPTION) ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN.  A UNITHOLDER MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNITHOLDER.

The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, subject to the restriction below, (ii) upon the occurrence of any of the conditions specified in Section 13 of this Offer to Purchase prior to the Expiration Date, to terminate the Offer and not accept for payment any Units, and (iii) to amend the Offer in any respect prior to the Expiration Date.  Notice of any such extension, termination, or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934 (the “Exchange Act”).  In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

IMPORTANT

Any Unitholder desiring to tender any or all of such Unitholder’s Units should complete and sign the Assignment Form (a copy of which is enclosed with this Offer to Purchase) in accordance with the instructions in the Assignment Form and mail, deliver or telecopy the Assignment Form and any other required documents to MacKenzie Patterson Fuller, LP (the “Depositary”), an affiliate of the Purchasers, at the address or facsimile number set forth below.

MacKenzie Patterson Fuller, LP
1640 School Street, Moraga, California 94556
Telephone: 800-854-8357; Facsimile: 925-631-9119
E-Mail Address: offers@mpfi.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Assignment Form may be directed to the Purchasers at 1-800-854-8357.
___________________________

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASERS OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE ASSIGNMENT FORM. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.
___________________________

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission (“Commission”) relating to its business, financial condition and other matters.  Such reports and other information are available on the Commission’s electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at 100 F Street, NE, Room 1580, Washington, D.C. 20549.  Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchasers have filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer.  Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

SUMMARY TERM SHEET

The Purchasers are offering to purchase up to 333,333 Units for $3 per Unit in cash. The following are some of the questions that you, as a Unitholder of the Company, may have and answers to those questions. The information in this summary is not complete, and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Assignment Form.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase your Units is being made jointly by: MPF Income Fund 26, LLC, MPF DeWaay Fund 8, LLC, MP FALCON FUND, LLC, MPF BADGER ACQUISITION CO., LLC, MPF FLAGSHIP FUND 14, LLC. Each of the entity Purchasers is a real estate investment fund. MacKenzie Patterson Fuller, LP is the manager or general partner of the following entities: MPF Income Fund 26, LLC, MPF DeWaay Fund 8, LLC, MP FALCON FUND, LLC, MPF BADGER ACQUISITION CO., LLC, MPF FLAGSHIP FUND 14, LLC.    None of these is affiliated with the Company or its Managing Member.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase up to 333,333 Units of limited liability company interest, which are the “Units” issued to investors in the Company.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $3 per Unit, net to you in cash, less the amount of any distributions declared or made with respect to the Units between April 27, 2011 and the date the Offer expires.  The Offer price would be reduced by the amount of distributions made or declared prior to the Expiration Date.  Any distributions made or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Assignment Form, be assigned by tendering Unitholders to the Purchasers.  If you tender your Units to us in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Units sought is purchased, the Purchasers’ capital commitment will be approximately $999,999.  The Purchasers have an aggregate of approximately $16 million in total assets at their disposal to fund payment to selling Unitholders.  The Purchasers currently have sufficient funded capital to fund all of their commitments under this Offer and all other tender offers they may be presently making.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchasers have more than adequate resources and no intention to take control of the Company, other information concerning the Purchasers’ financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 11:59 p.m., Pacific Time, on June 17, 2011, to decide whether to tender your Units in the Offer.

WILL ALL OF THE UNITS I TENDER BE ACCEPTED BY THE PURCHASERS?

The Purchasers desire to purchase up to 333,333 Units.  If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 333,333, we will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 333,333 Units are so tendered and not withdrawn, we will accept for payment and pay for 333,333 Units so tendered, pro rata according to the number of Units so tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unitholder to avoid purchases of fractional Units, as appropriate.  However, you have the option to sell ‘All or None’ of your Units by checking the appropriate box on the Assignment Form.  If you check that box, we will not purchase your Units if more than 333,333 Units are tendered, and you will be deemed to automatically withdraw your tender. See Section 2. Acceptance for Payment and Payment for Units; Proration and Section 4.  Withdrawal Rights.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., Eastern Time, on the day after the day on which the Offer was scheduled to expire. You can check our website at www.mpfi.com (click on MPF Tenders) to see if it has been extended, or check the SEC’s EDGAR database.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the offer based on a minimum number of Units tendered, the availability of financing, or the success of the offer.  However, we may not be obligated to purchase any Units if certain conditions occur, such as legal or government actions which would prohibit the purchase.  Furthermore, we are not obligated to purchase any Units which are validly tendered if, among other things, there is a material adverse change in the Company or its business.  Please see the discussion in Section 13, Conditions of the Offer, for a description of all conditions.  Further, by tendering your Units, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

WHEN WILL YOU PAY ME FOR THE UNITS I TENDER?

Upon the Expiration of the Offer and our acceptance of the Units you tender, we will pay you upon confirmation that the managing member will either transfer the Units or recognize the change of address for distributions and correspondence on the Units.

HOW DO I TENDER MY UNITS?

To tender your Units, you must deliver a completed Assignment Form, to the Depositary at: MacKenzie Patterson Fuller, LP, 1640 School Street, Moraga, California 94556 (Telephone: 800-854-8357; Facsimile Transmission: 925-631-9119), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

You can withdraw previously tendered Units at any time until the Offer has expired and, if we have not agreed to accept your Units for payment by June 26, 2011, you can withdraw them at any time after such time until we do accept your Units for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

To withdraw Units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Units.

WHAT DOES THE COMPANY’S MANAGING MEMBER THINK OF THE OFFER?

The Purchasers have not sought the approval or disapproval of the Managing Member.  The Managing Member may be expected to respond with the Company’s position on the offer in the next two weeks.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

The Company reported 893 holders of its outstanding Units as of the date of its most recent annual report.  If the total number of Unitholders is below 300, the Company can elect to discontinue its status as a public reporting company.  Accordingly, it is possible that the Offer could result in the total number of Unitholders falling below the 300 holder level.  However, there has never been a public trading market for the Units and none is expected to develop, so the Company’s status as a public company will not affect a trading market in the Units.  While the Company’s Operating Agreement requires that all Unitholders be provided annual audited financial statements, quarterly interim financial statements, and timely reports providing other information regarding the operations and condition of the Company, a change in the Company’s status as a public company could reduce the information available to Unitholders about the Company in the event the information required by the Operating Agreement is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the Securities and Exchange Commission.  Further, such potential deregistration would result in the loss of the other protections afforded by registration.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY UNITS?

The Purchasers do not anticipate that Units held by non-tendering Unitholders will be affected by the completion of the offer.

WHAT ARE THE PURCHASERS’ FUTURE INTENTIONS CONCERNING THE COMPANY?

The Purchasers have no present intention to seek control of the Company or to change the management or operations of the Company.  The Purchasers do not have any present intention to take action in connection with the liquidation of the Company or with any extraordinary transaction concerning the Company or its assets.  Although the Purchasers do not have any present intention to take any action with respect to management or control of the Company, the Purchasers reserve the right, at an appropriate time, to exercise their rights as members (if they are substitute members) to vote on matters subject to a member vote, including any vote affecting the sale of the Company’s assets and the liquidation and dissolution of the Company.  Thus, if the Purchasers purchase over 50% of the outstanding Units of the Company (pursuant to this and any other tender offers and other purchases), and they are admitted as substitute members, they will be in a position to control the Company by virtue of being able to remove and replace the Managing Member, to cause the Company to sell its assets, and to liquidate the Company.

WHAT IS THE MARKET VALUE OF MY UNITS?

The Units do not have a readily ascertainable market value, and neither the Unitholders nor the Purchasers have any accurate means for determining the actual present value of the Units. According to the Company, “There is no public market for units and it is not anticipated that a public market for units will develop.” (Annual Report on Form 10-K for the fiscal year ending December 31, 2010).  The Purchasers’ review of independent secondary market reporting publications such as The Stanger Report and The Direct Investments Spectrum, reported no trading prices on secondary markets during the Winter 2011 and no trading prices on secondary markets in Nov/Dec 2010, respectively. The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange.  Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete.  The Purchasers are unaware of any other recent trading prices.  Although there can be no certainty as to the actual present value of the Units, the Purchasers have estimated, solely for the purposes of determining an acceptable Offer price, that the Company could have an estimated liquidation value of approximately $5.11 per Unit, or higher.  It should be noted, that the Purchasers have not made an independent appraisal of the Units or the Company’s properties, and are not qualified to appraise capital equipment.  The Company has estimated that the value is approximately $10.00 per Unit. There can be no assurance that these estimates accurately reflect an approximate value of the Units or that the actual amounts which may be realized by Unitholders for the Units may not vary substantially from these estimates.

TO WHOM CAN I TALK IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call MacKenzie Patterson Fuller, LP, toll-free, at 800-854-8357.

To the Unitholders of ATEL 12, LLC:

INTRODUCTION

The Purchasers hereby offer to purchase 333,333 Units at a purchase price of $3 per Unit (“Offer Price”), less the amount of any distributions declared or paid with respect to the Units between April 27, 2011, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer.  The Purchasers are unaware of any distributions declared or paid since April 27, 2011.  Unitholders who tender their Units will not be obligated to pay any Company transfer fees, or any other fees, expenses or commissions in connection with the tender of Units.  The Purchasers will pay all such costs and all charges and expenses of the Depositary, an affiliate of certain of the Purchasers, as depositary in connection with the Offer.  For further information concerning the Purchasers, see Section 11 below and Schedule I.  None of the Purchasers or the Depositary is affiliated with the Company or the Company’s Managing Member.  The address of the Company’s principal executive offices is 600 California Street, 6th Floor, San Francisco California 94108, and its phone number is (415) 989-8800

Establishment of the Offer Price

The Purchasers have set the Offer Price at $3 per Unit, less the amount of any distributions declared or made with respect to the Units between April 27, 2011 and the Expiration Date.  In determining the Offer Price, the Purchasers analyzed a number of quantitative and qualitative factors, including: (i) the lack of a secondary market for resales of the Units and the resulting lack of liquidity of an investment in the Company; (ii) the estimated value of the Company’s capital equipment assets; and (iii) the costs to the Purchasers associated with acquiring the Units. The Company made the following statements in its Annual Report on Form 10-K for the fiscal year ending December 31, 2010: “There is no public market for units and it is not anticipated that a public market for units will develop..” The lack of any public market for the sale of Units means that Unitholders have limited alternatives if they seek to sell their Units.  As a result of such limited alternatives for Unitholders, the Purchasers may not need to offer as high a price for the Units as they would otherwise.  On the other hand, the Purchasers take a greater risk in establishing a purchase price as there is no prevailing market price to be used for reference and the Purchasers themselves will have limited liquidity for the Units upon consummation of the purchase.  The Purchasers’ review of independent secondary market reporting publications such as Stanger Report and The Direct Investments Spectrum, reported no trading prices on secondary markets during the Winter 2011 and no trading prices on secondary markets in Nov/Dec 2010, respectively.  The information published by these independent sources is believed to be the product of their private market research and does not constitute the comprehensive transaction reporting of a securities exchange.  Accordingly, the Purchasers do not know whether the foregoing information is accurate or complete.  .

The Purchasers are offering to purchase Units which are an illiquid investment and are not offering to purchase the Company’s underlying assets. The Purchasers’ valuation is based upon the sale of the assets of the Company, but such assets may not be liquidated for an indefinite period of time.  Accordingly, the underlying asset value of the Company is only one factor used by the Purchasers in arriving at the Offer Price.  However, in the absence of trading price information, the Purchasers’ estimate of the net asset value of the Company may be relevant to Unitholders’ review of the Offer Price. Using publicly available information concerning the Company contained in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2010 and the quarterly reports for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, the Purchasers derived an estimated net asset value for the Units.  The Purchasers are not qualified as capital equipment appraisers and have relied solely on publicly available information in making their estimate of the value of the Company’s assets.  The Purchasers’ estimated value of Company assets was calculated solely for purposes of formulating their offer and cannot be relied upon as representing an amount which might actually be realized upon a liquidation of the Company’s assets, whether now or at any time in the future.

In determining their estimated value of the Units, the Purchasers first calculated the “Estimated Net Sales Value” of the Company’s capital equipment investments and leases, by using the book value as reported by the Company.  The result reduced by 2% to take into account the estimated closing costs which would be incurred upon sale by the Company of the proper, including brokerage commissions, costs, legal fees and taxes.  The Company’s liabilities and current assets were netted against the “Estimated Net Sales Value” and the remainder was reduced by the managing member’s 7.5% participation in the Company’s distributions. The carrying value of the Company’s assets and liabilities was taken from the Company’s Form 10-K for the year ended December 31, 2010 (available on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and available for inspection at the Commission’s principal office in Washington, D.C.).

To determine the Estimated Liquidation Value of the Company’s assets, the Purchaser added to the Estimated Net Sales Value of the Company’s properties the net current assets, as reported in the Company’s most recent Form 10-K for the year ended December 31, 2010, and calculated the amount of the balance allocable to the Units.  The resulting Estimated Liquidation Value of the Company’s assets was approximately $5.11 per Unit.  The Purchasers emphasize that  this value was calculated by them solely for purposes of selecting an Offer Price.  There can be no assurance as to the actual liquidation value of Company assets or as to the amount or timing of distributions of liquidation proceeds which may be received by Unitholders.  The Company has not announced any pending offer to purchase its assets, but has estimated that the value is approximately $10.00 per Unit.  There can be no assurance as to the availability or timing of any liquidation proceeds.  Details on our analysis of the Estimated Valuation per Unit based upon this information is given below:

Gross valuation of company equipment and leases	$15,184,000
Less: Selling Costs at 2%	(303,680)
Less: Liabilities	4,929,000
Plus: Net Current Assets	6,614,000
Estimated net valuation of your company	$16,565,320
Percentage allocated to unitholders based upon subordinated managing member participation	92.5%
Estimated net valuation of units	$15,322,921
Total number of units	2,999,482
Estimated valuation per unit	$5.11

The Offer Price represents the price at which the Purchasers are willing to purchase Units.  The Purchasers arrived at the $3 Offer Price by applying a liquidity discount to their calculations of Estimated Liquidation Value of the Company’s assets, after deducting selling and liquidation costs.  The Purchasers apply such a discount with the intention of making a profit by holding on to the Units until the Company is liquidated, hopefully at close to the full Estimated Liquidation Value.  No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchasers or any affiliate of the Purchasers as to such fairness.  Other measures of the value of the Units may be relevant to Unitholders.  Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisers, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.  The Offer is not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers.  Nevertheless, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing 333,333 Units pursuant to this Offer, may consider future offers.  Factors affecting the Purchasers’ future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in the Company’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

General Background Information

Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Company or the Managing Member, has been derived from information provided in reports filed by the Company with the Securities and Exchange Commission.  Tendering Unitholders will not be obligated to pay transfer fees, brokerage fees, or commissions on the sale of the Units to the Purchasers pursuant to the Offer.  The Purchasers will pay all charges and expenses incurred in connection with the Offer.  The Purchasers desire to purchase up to 333,333 Units.  If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 333,333, we will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 333,333 Units are so tendered and not withdrawn, we will accept for payment and pay for 333,333 Units so tendered, pro rata according to the number of Units so tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unitholder to avoid purchases of fractional Units, as appropriate.  However, you have the option to sell ‘All or None’ of your Units by checking the appropriate box on the Assignment Form.  If you check that box, we will only purchase your Units if we can purchase all of your Units; otherwise, you will be deemed to automatically withdraw your tender. See Section 2. Acceptance for Payment and Payment for Units; Proration and Section 4.  Withdrawal Rights.  If, prior to the Expiration Date, the Purchasers increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration.  Unitholders are urged to read this Offer to Purchase and the accompanying Assignment Form carefully before deciding whether to tender their Units.

TENDER OFFER

Section 1.  Terms of the Offer.  Upon the terms and subject to the conditions of the Offer, the Purchasers will accept for payment and pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase.  The term “Expiration Date” shall mean 11:59 p.m., Pacific Time, on June 17, 2011, unless and until the Purchasers shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date on which the Offer, as so extended by the Purchasers, shall expire.  The Offer is conditioned on satisfaction of certain conditions.  See Section 13, which sets forth in full the conditions of the Offer.  The Purchasers reserve the right (but shall not be obligated), in their sole discretion and for any reason, to waive any or all of such conditions.  If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchasers reserve the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer.  Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchasers will promptly pay for all validly tendered Units upon confirmation that the managing member will either transfer the Units or recognize the change of address for distributions and correspondence on the Units, and the Purchasers do not intend to imply that the foregoing rights of the Purchasers would permit the Purchasers to delay payment for validly tendered Units following expiration. The Purchasers do not anticipate and have no reason to believe that any condition or event will occur that would prevent the Purchasers from purchasing tendered Units as offered herein.  Further, by tendering your Units, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.  However, by so doing, you are not waiving any of your rights under the federal securities laws or any rule or regulation thereunder.

Section 2. Acceptance for Payment and Payment for Units Acceptance for Payment and Payment for Units; Proration. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchasers will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date and upon confirmation that the managing member will either transfer the Units or recognize the change of address for distributions and correspondence on the Units.  In all cases, payment for Units purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Assignment Form (or facsimile thereof) and any other documents required by the Assignment Form.  The Purchasers desire to purchase up to 333,333 Units.  If the number of Units validly tendered and not properly withdrawn on or prior to the Expiration Date is less than or equal to 333,333, we will purchase all Units so tendered and not withdrawn, upon the terms and subject to the conditions of the Offer. However, if more than 333,333 Units are so tendered and not withdrawn, we will accept for payment and pay for 333,333 Units so tendered, pro rata according to the number of Units so tendered, adjusted by rounding down to the nearest whole number of Units tendered by each Unitholder to avoid purchases of fractional Units, as appropriate.

In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted, the Purchasers will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date.  The Purchasers will not pay for any Units tendered until after the final proration factor has been determined. Unitholders may indicate, by checking a box on the Assignment Form (the 'All or None' Box), that they only wish to sell their Units if they will be able to sell all of their Units, without any proration. See Section 4—Withdrawal Rights. If more than 333,333 Units have been properly tendered without checking the All or None Box, then the above description of proration will apply only to tenders of such Units that do not have the All or None Box checked.   For purposes of the Offer, the Purchasers shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchasers give oral or written notice to the Depositary of the Purchasers’ acceptance for payment of such Units pursuant to the Offer.  Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchasers and transmitting payment to tendering Unitholders.   Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

If any tendered Units are not purchased for any reason (other than due to proration as described above), the Assignment Form with respect to such Units not purchased will be of no force or effect.  If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchasers are unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchasers’ rights under Section 13, the Depositary may, nevertheless, on behalf of the Purchasers, retain tendered Units and such Units may not be withdrawn (but subject to compliance with Rule 14e-1(c) under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the Units deposited by or on behalf of the Unitholder promptly after the termination or withdrawal of a tender offer), except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 4.  If, prior to the Expiration Date, the Purchasers shall increase the consideration offered to Unitholders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

Section 3. Procedures for Tendering Units.

Valid Tender.  For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Assignment Form (a copy of which is enclosed with this Offer to Purchase with any other documents required by the Assignment Form must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date.  A Unitholder may tender any or all Units owned by such Unitholder.  In order for a tendering Unitholder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 11:59 p.m., Pacific Time, on June 17, 2011, or such date to which the Offer may be extended.  The method of delivery of the Assignment Form and all other required documents is at the option and risk of the tendering Unitholder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding.  To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Units purchased pursuant to the Offer, a tendering Unitholder must provide the Depositary with such Unitholder’s correct taxpayer identification number and make certain certifications that such Unitholder is not subject to backup federal income tax withholding.  Each tendering Unitholder must insert in the Assignment Form the Unitholder’s taxpayer identification number or social security number in the space provided on the front of the Assignment Form.  The Assignment Form also includes a substitute Form W-9, which contains the certifications referred to above.  (See the Instructions to the Assignment Form.)

FIRPTA Withholding.  To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Offer Price plus the amount of Company liabilities allocable to each Unit tendered, each Unitholder must complete the FIRPTA Affidavit included in the Assignment Form certifying such Unitholder’s taxpayer identification number and address and that the Unitholder is not a foreign person.  (See the Instructions to the Assignment Form and “Section 6. Certain Federal Income Tax Consequences.”)

Other Requirements.  By executing a Assignment Form as set forth above, a tendering Unitholder irrevocably appoints the designees of the Purchasers as such Unitholder’s proxies, in the manner set forth in the Assignment Form, each with full power of substitution, to the full extent of such Unitholder’s rights with respect to the Units tendered by such Unitholder and accepted for payment by the Purchasers.  Such appointment will be effective when, and only to the extent that, the Purchasers accept such Units for payment.  Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective).  The designees of the Purchasers will, with respect to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise.  In addition, by executing a Assignment Form, a Unitholder also assigns to the Purchasers all of the Unitholder’s rights to receive distributions from the Company with respect to Units which are accepted for payment and purchased pursuant to the Offer, other than those distributions declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Units; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding.  The Purchasers reserve the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchasers’ counsel, be unlawful. The Purchasers also reserve the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchasers’ interpretation of the terms and conditions of the Offer (including the Assignment Form and the Instructions thereto) will be final and binding.  Neither the Purchasers, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchasers upon the terms and subject to the conditions of the Offer, including the tendering Unitholder’s representation and warranty that (i) such Unitholder owns the Units being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Unit complies with Rule 14e-4.  Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Unitholders who have granted options to sell or purchase the Units, hold option rights to acquire such securities, maintain “short” positions in the Units (i.e., have borrowed the Units) or have loaned the Units to a short seller. Because of the nature of limited liability company interests, the Purchasers believe it is unlikely that any option trading or short selling activity exists with respect to the Units. In any event, a Unitholder will be deemed to tender Units in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Units and the holder (i) delivers the Units pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Assignment Form).

Section 4. Withdrawal Rights.  Except as otherwise provided in this Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after June 26, 2011.  For withdrawal to be effective a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Assignment Form.  Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Assignment Form in the same manner as the Assignment Form was signed.  If purchase of, or payment for, Units is delayed for any reason or if the Purchasers are unable to purchase or pay for Units for any reason, then, without prejudice to the Purchasers’ rights under the Offer, tendered Units may be retained by the Depositary on behalf of the Purchasers and may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.  All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchasers, in their sole discretion, which determination shall be final and binding.  Neither the Purchasers, nor the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer.  Withdrawn Units may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.  Automatic Withdrawal Option. Unitholders may indicate, by checking a box on the Assignment Form (the 'All or None Box'), that they only wish to sell their Units if they will be able to sell all of their Units, without any proration. If at any time during the day of the Expiration Date more than 333,333 Units have been properly tendered, unless the Purchaser amends the Offer to increase the number of Units to be purchased, the Purchaser will deem all Units from Unitholders that checked the All or None Box to be withdrawn and not validly tendered for purposes of the Offer. Neither the Purchaser nor any other person will be under any duty to give any notice that such automatic withdrawal will occur.  Unitholders may change their election whether or not to check the All or None Box at any time on or prior to the Expiration Date by submitting a new Assignment Form with their preferred election, in the manner described in Section 3 herein.

Section 5. Extension of Tender Period; Termination; Amendment.  The Purchasers expressly reserve the right, in their sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to terminate the Offer and not accept for payment any Units by giving oral or written notice of such termination to the Depositary, and (iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary prior to the Expiration Date.  Any extension, termination, or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act.  Without limiting the manner in which the Purchasers may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchasers will have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a press release.  The Purchasers may also be required by applicable law to disseminate to Unitholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.  The Purchasers will not provide a subsequent offering period following the Expiration Date.

If the Purchasers extend the Offer, or if the Purchasers (whether before or after its acceptance for payment of Units) are delayed in their payment for Units or are unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchasers’ rights under the Offer, the Depositary may retain tendered Units on behalf of the Purchasers, and such Units may be withdrawn to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 4 (generally, if notice of withdrawal is given to the Depositary prior to the Expiration Date).  However, the ability of the Purchasers to delay payment for Units that the Purchasers have accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchasers pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer, except that the Purchasers may delay payment until they receive confirmation that the managing member will either transfer the Units or recognize the change of address for distributions and correspondence on the Units.  If the Purchasers make a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchasers will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.  The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information.  With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response.  As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through midnight, Pacific Time.  Any material change in the terms of the Offer will be published, sent, or given to you in a manner reasonably designed to inform you of such change; in most cases we will mail you supplemental materials.

Section 6. Material Federal Income Tax Consequences.  THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR UNITHOLDER.  For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws.  Certain Unitholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing regulations, court decisions and Internal Revenue Service (“IRS”) rulings and other pronouncements.  EACH UNITHOLDER TENDERING UNITS SHOULD CONSULT SUCH UNITHOLDER’S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH UNITHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

The following discussion is based on the assumption that the Company is treated as a partnership for federal income tax purposes and is not a “publicly traded partnership” as that term is defined in the Code.  Certain partnerships are classified as “publicly traded partnerships” and, subject to certain exceptions, are taxed as corporations for federal income tax purposes. A partnership is a publicly traded partnership if the partnership interests are traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent of a secondary market).  The Units are not traded on an established securities market.  In the unlikely event that the Company becomes a “publicly traded partnership” and is not excepted from federal income tax, there would be several adverse tax consequences to the Unitholders.  For instance, the Company would be regarded as having transferred all of its assets (subject to all of its liabilities) to a newly-formed corporation in exchange for stock which would be deemed distributed to the Unitholders in liquidation of their interests in the Company.  In addition, if the Company is deemed to be a “publicly traded partnership,” then special rules under Code Section 469 govern the treatment of losses and income of the Company.  We cannot assure you that the Company will not be treated as a publicly traded partnership because the IRS could determine that the Units are readily traded on a secondary market by virtue of the fact that there have been some tender offers and auction trades of Units, however unlikely and  inconsistent with the Code that would be.

Gain or Loss.  A taxable Unitholder will recognize a gain or loss on the sale of such Unitholder’s Units in an amount equal to the difference between (i) the amount realized by such Unitholder on the sale and (ii) such Unitholder’s adjusted tax basis in the Units sold.  The amount realized by a Unitholder will include the Unitholder’s share of the Company’s liabilities, if any (as determined under Code section 752 and the regulations thereunder).  If the Unitholder reports a loss on the sale, such loss generally could not be currently deducted by such Unitholder except against such Unitholder’s capital gains from other investments.  In addition, such loss would be treated as a passive activity loss.  (See “Suspended Passive Activity Losses” below.)  The adjusted tax basis in the Units of a Unitholder will depend upon individual circumstances.  (See also “Company Allocations in Year of Sale” below.)  Each Unitholder who plans to tender hereunder should consult with the Unitholder’s own tax advisor as to the Unitholder’s adjusted tax basis in the Unitholder’s Units and the resulting tax consequences of a sale.  If any portion of the amount realized by a Unitholder is attributable to such Unitholder’s share of “unrealized receivables” or “substantially appreciated inventory items” as defined in Code section 751, a corresponding portion of such Unitholder’s gain or loss will be treated as ordinary gain or loss.  It is possible that the basis allocation rules of Code Section 751 may result in a Unitholder’s recognizing ordinary income with respect to the portion of the Unitholder’s amount realized on the sale of a Unit that is attributable to such items while recognizing a capital loss with respect to the remainder of the Unit.    A tax-exempt Unitholder (other than an organization described in Code Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Units pursuant to the Offer, assuming that such Unitholder does not hold its Units as a “dealer” and has not acquired such Units with debt financed proceeds.

Company Allocations in Year of Sale.  A tendering Unitholder will be allocated the Unitholder’s pro rata share of the annual taxable income and losses from the Company with respect to the Units sold for the period through the date of sale, even though such Unitholder will assign to the Purchasers their rights to receive certain cash distributions with respect to such Units.  Such allocations and any Company distributions for such period would affect a Unitholder’s adjusted tax basis in the tendered Units and, therefore, the amount of gain or loss recognized by the Unitholder on the sale of the Units.

Possible Tax Termination.  The Code provides that if 50% or more of the capital and profits interests in a partnership are sold or exchanged within a single 12-month period, such partnership generally will terminate for federal income tax purposes.  It is possible that the Company could terminate for federal income tax purposes as a result of consummation of the Offer (although the Opearting Agreement prevents transfers of Units that would cause such a termination).  A tax termination of the Company could have an effect on a corporate or other non-individual Unitholder whose tax year is not the calendar year, as such a Unitholder might recognize more than one year’s Company tax items in one tax return, thus accelerating by a fraction of a year the effects from such items.

Suspended “Passive Activity Losses”.  A Unitholder who sells all of the Unitholder’s Units would be able to deduct “suspended” passive activity losses from the Company, if any, in the year of sale free of the passive activity loss limitation. The ability of a Unitholder, who or which is subject to the passive activity loss rules, to claim tax losses from the Company may be limited.  Upon sale of all of the Unitholder’s Units, such Unitholder would be able to use any “suspended” passive activity losses first against gain, if any, on sale of the Unitholder’s Units and then against income from any other source.

Foreign Unitholders.  Gain realized by a foreign Unitholder on a sale of a Unit pursuant to the Offer will be subject to federal income tax.  Under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is generally required to deduct and withhold a tax equal to 10% of the amount realized on the disposition.  The Purchasers will withhold 10% of the amount realized by a tendering Unitholder from the purchase price payment to be made to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Assignment Form certifying the Unitholder’s TIN, that such Unitholder is not a foreign person and the Unitholder’s address.  Amounts withheld would be creditable against a foreign Unitholder’s federal income tax liability and, if in excess thereof, a refund could be obtained from the Internal Revenue Service by filing a U.S. income tax return.

Section 7. Effects of the Offer.

Limitations on Resales.  The Purchasers do not believe the provisions of the Operating Agreement should restrict transfers of Units pursuant to the Offer, although no more than 50% of the Units may be transferred in any 12-month period.  This limitation will not affect the tender of Units under this Offer because, subject to the terms of the Offer, we will pay for the Units upon confirmation that the managing member will either transfer the Units or recognize the change of address for distributions and correspondence on the Units, and, under the terms of the Assignment Form, we will take a power of attorney over your Units that will permit us to change the address to which distributions are sent.  We will then wait to transfer the Units tendered until the Company can effect the transfer of record title in accordance with the Operating Agreement.

Effect on Trading Market.  If a substantial number of Units are purchased pursuant to the Offer the result would be a reduction in the number of Unitholders.  Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is no established public trading market for the Units and none is expected to develop.  Therefore, the Purchasers do not believe a reduction in the number of Unitholders will materially further restrict the Unitholders’ ability to find purchasers for their Units through secondary market transactions.

Voting Power of Purchasers.  If the Purchasers acquire a significant number of the Units sought hereunder could give the Purchasers a controlling voting interest in matters subject to a member. The Company does not hold annual or regular meetings to elect directors, and does not have a representative board of directors overseeing management.  Votes of Unitholders would only be solicited, if ever, for matters affecting the fundamental structure of the Company, such as the sale of the properties and termination of the Company, and the affirmative vote of more than 50% of the outstanding Units (not a mere quorum) is required to effect action.  The Purchasers and their affiliates do not intend to call for any such vote in the foreseeable future.  A Unitholder who tenders Units to the Purchasers grants a proxy to the Purchasers as of the date of acceptance of the tender, granting the Purchasers the right to vote such Units in their sole discretion as to any matters for which the Company has established a record date prior to the time such.  Units are transferred by the Company to the Purchasers.  The Purchasers reserve the right to exercise any and all rights they might hold in the event that any vote is called by the Managing Member, or if, in the future, changes in circumstances would dictate that they or other members exercise their right to call a vote. Thus, if the Purchasers purchase over 50% of the outstanding Units of the Company (pursuant to this and any other tender offers and other purchases), they will be in a position to control the Company by virtue of being able to remove and replace the Managing Member, to cause the Company to sell its assets, and to liquidate the Company.

Other Potential Effects.  The Units are registered under the Exchange Act, which requires, among other things that the Company furnish certain information to its Unitholders and to the Commission and comply with the Commission’s proxy rules in connection with meetings of, and solicitation of consents from, Unitholders.  Registration and reporting requirements could be terminated by the Company if the number of record holders falls below 300, or below 500 if the Company’s total assets are below $10 million for three consecutive preceding fiscal years.  The Company reported a total of 893 members as of its most recent fiscal year end, but the Purchasers are offering to purchase up to 333,333 Units.  Accordingly, it is possible that the Offer could result in the total number of Unitholders falling below the foregoing 300 holder level.  As disclosed by the Company in its public reports, however, there has never been a public trading market for the Units and none is expected to develop, so the Company’s status as a public company will not affect a trading market in the Units.  While the Company’s Agreement of Limited Company requires that all Unitholders be provided annual audited financial statements, quarterly interim financial statements and timely reports providing other information regarding the operations and condition of the Company, a change in the Company’s status as a public company could reduce the information available to Unitholders about the Company in the event the information required by the Company Agreement is not as extensive as that provided in reports required to be filed by public companies under applicable rules of the Securities and Exchange Commission.

Section 8.  Future Plans.  Following the completion of the Offer, the Purchasers, or their affiliates, may acquire additional Units.  Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate.  Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Units purchased pursuant to the Offer.  The Purchasers are seeking to purchase a total of 333,333 Units.  If the Purchasers acquire fewer than 333,333 Units pursuant to the Offer, the Purchasers may seek to make further purchases on the open market at prevailing prices, or solicit Units pursuant to one or more future tender offers at the same price, a higher price or, if the Company’s circumstances change, at a lower price.  Alternatively, the Purchasers may discontinue any further purchases of Units after termination of the Offer, regardless of the number of Units purchased.  The Offer is not made with any current view toward or plan or purpose of acquiring Units in a series of successive and periodic offers.  Nevertheless, as noted above, the Purchasers reserve the right to gauge the response to this solicitation, and, if not successful in purchasing 333,333 Units in this Offer, may consider future offers.  Factors affecting the Purchasers’ future interest in acquiring additional Units include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchasers and their investment fund affiliates, the current diversification and performance of each affiliated fund’s portfolio of real estate interests, the development of any public market in the Units or actions by unrelated parties to tender for or purchase Units, the status of and changes and trends in the Company’s operations, announcement of pending property sales and the proposed terms of sales, and local and national real estate and financial market developments and trends.

           The Purchasers are acquiring the Units pursuant to the Offer solely for investment purposes. The Purchasers have no present intention to seek control of the Company or to change the management or operations of the Company.  The Purchasers do not have any present intention to take any action in connection with the liquidation of the Company.  The Purchasers nevertheless reserve the right, at an appropriate time, to exercise their rights as members (if admitted as substitute members) to vote on matters subject to a member vote, including, but not limited to, any vote to affecting the sale of the Company’s properties and the liquidation and dissolution of the Company.  Except as expressly set forth herein, the Purchasers have no present intention to seek control of the Company, to cause the Company to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of any Company, to make any change in the distribution policies, indebtedness or capitalization of any Company or to change the structure, management or operations of the Company, the listing status of the Units or the reporting requirements of the Company.  However, if the Purchasers purchase over 50% of the outstanding Units of the Company (pursuant to this and any other tender offers and other purchases), they will be in a position to control the Company by virtue of being able to remove and replace the Managing Member, to cause the Company to sell its assets, and to liquidate the Company.

Section 9. The Business of the Company.  For information about the Company, please refer to the annual report prepared by the Company which was sent to you earlier, particularly Item 2 of Form 10-K, the Quarterly Reports on Form 10-Q, and any other materials sent to you by the Company.  These documents contain updated information concerning the Company, including detailed information regarding the properties owned, including mortgages, rental rates, operations, management, and taxes. In addition, the Company is subject to the information and reporting requirements of the Exchange Act and information about the Company can be obtained on the Commission’s EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission’s principal office in Washington, D.C.

Section 10. Conflicts of Interest.  The Depositary is affiliated with certain Purchasers. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer.  The Depositary’s role is administrative only, however, and any conflict of interest should not be deemed material to Unitholders.

Section 11. Certain Information Concerning the Purchasers.  The Purchasers are MPF Income Fund 26, LLC, MPF DeWaay Fund 8, LLC, MP FALCON FUND, LLC, MPF BADGER ACQUISITION CO., LLC, MPF FLAGSHIP FUND 14, LLC.  For information concerning the Purchasers and their respective principals, please refer to Schedule I attached hereto. The principal business of each of the Purchasers is investment in securities, particularly real estate-based securities.  The principal business address of each of the Purchasers is 1640 School Street, Moraga, California 94556.   The Purchasers have made binding commitments to contribute and have available sufficient amounts of capital necessary to fund the acquisition of all Units subject to the Offer, the expenses to be incurred in connection with the Offer, and all other anticipated costs of the Purchasers.  The Purchasers are not public companies and have not prepared audited financial statements or financial statements prepared in accordance with generally accepted accounting principles.  MacKenzie Patterson Fuller, LP and its affiliates have been in the business of purchasing illiquid real estate securities, both in open market transactions and by means of tender offers, since 1982 and have acquired more than $170 million in such securities for affiliated portfolios during the last ten years.  The Purchasers have aggregate assets that are more than sufficient to fund their collective obligation to purchase Units in this Offer and any other outstanding tender offers.

Except as otherwise set forth herein, (i) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers beneficially owns or has a right to acquire any Units, (ii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Units within the past 60 days, (iii) neither the Purchasers nor, to the best knowledge of the Purchasers, the persons listed on Schedule I nor any affiliate of the Purchasers has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchasers or, to the best knowledge of the Purchasers, the persons listed on Schedule I, or any affiliate of the Purchasers on the one hand, and the Company or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchasers, or to the best knowledge of the Purchasers any affiliate of the Purchasers on the one hand, the persons listed on Schedule I, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and (vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. .

Section 12. Source of Funds.  The Purchasers expect that approximately $999,999 would be required to purchase 333,333 Units, if tendered, and an additional $20,000 may be required to pay related fees and expenses.  The Purchasers anticipate funding all of the purchase price and related expenses through their existing capital and assets.  The cash and liquid securities necessary to complete the entire purchase are readily available and are committed to that purpose.  Accordingly, there are no financing arrangements to fall through and no alternative financing plans.

Section 13. Conditions of the Offer.  Notwithstanding any other term of the Offer, the Purchasers shall not be required to accept for payment or to pay for any Units tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.  As of the Offer Date, the Purchasers are unaware of any such required authorizations, approvals, or waiting periods relating to this Offer.  The Purchasers shall not be required to accept for payment or pay for any Units and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:
(a)  a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchasers, (ii) imposes or confirms limitations on the ability of the Purchasers effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchasers pursuant to the Offer or otherwise on all matters properly presented to the Company’s Unitholders, (iii) requires divestiture by the Purchasers of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchasers as a result of the transactions contemplated by the Offer (see the discussion of such benefits in the Summary Term Sheet and Introduction sections of the Offer to Purchase) or (v) materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchasers or the Company, in the reasonable judgment of the Purchasers;
(b)  there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which will, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;
(c)  any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, which, in the reasonable judgment of the Purchasers, is or will be materially adverse to the Company, or the Purchasers shall have become aware of any fact that, in the reasonable judgment of the Purchasers, does or will have a material adverse effect on the value of the Units;
(d)  there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or
(e)  it shall have been publicly disclosed or the Purchasers shall have otherwise learned that (i) more than fifty percent of the outstanding Units have been or are proposed to be acquired by another person (including a “group” within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Units beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Units.
The foregoing conditions are for the sole benefit of the Purchasers and may be asserted by the Purchasers or may be waived by the Purchasers in whole or in part at any time and from time to time prior to the Expiration Date in their sole exercise of reasonable discretion, and the Offer will remain open for a period of at least five business days following any such waiver of a material condition.  However, if we waive a certain condition for one tendering Unitholder, we will waive that condition for all Unitholders tendering Units.  Any determination by the Purchasers concerning the events described above will be final and binding upon all parties, subject, of course, to the parties’ ability to seek review of any contested determination by an arbitrator pursuant to Section 16.

Section 14. Certain Legal Matters.

General.  Except as set forth in this Section 14, the Purchasers are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchasers pursuant to the Offer.  Should any such approval or other action be required, it is the Purchasers’ present intention that such additional approval or action would be sought.  While there is no present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company’s business, or that certain parts of the Company’s business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchasers to elect to terminate the Offer without purchasing Units thereunder.  The Purchasers’ obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust.  The Purchasers do not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units pursuant to the Offer.

Margin Requirements.  The Units are not “margin securities” under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws.  A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein.  These laws are directed at the acquisition of corporations and not partnerships.  The Purchasers, therefore, do not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.  Although the Purchasers have not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchasers reserve the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right.  If any state anti-takeover statute is applicable to the Offer, the Purchasers might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer.  In such case, the Purchasers may not be obligated to accept for purchase or pay for any Units tendered.

Section 15. Fees and Expenses.  The Purchasers have retained MacKenzie Patterson Fuller, LP, an affiliate of certain Purchasers, to act as Depositary in connection with the Offer.  The Purchasers will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.  The Purchasers will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous.  THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNITHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION.  THE PURCHASERS ARE NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.  No person has been authorized to give any information or to make any representation on behalf of the Purchasers not contained herein or in the Assignment Form and, if given or made, such information or representation must not be relied upon as having been authorized.  Further, by tendering your Units, you are agreeing to arbitrate any disputes that may arise between you and the Purchasers or the Depositary, to subject yourself to personal jurisdiction in California, and that the prevailing party in any such action will be entitled to recover attorney fees and costs.

SCHEDULE I

THE PURCHASERS AND THEIR RESPECTIVE PRINCIPALS

The Purchasers are MPF Income Fund 26, LLC, MPF DeWaay Fund 8, LLC, MP FALCON FUND, LLC, MPF BADGER ACQUISITION CO., LLC, MPF FLAGSHIP FUND 14, LLC.  Each of the entity Purchasers is organized as a limited liability company or limited partnership.  MacKenzie Patterson Fuller, LP is the manager or general partner of the following entities: MPF Income Fund 26, LLC, MPF DeWaay Fund 8, LLC, MP FALCON FUND, LLC, MPF BADGER ACQUISITION CO., LLC, MPF FLAGSHIP FUND 14, LLC.    The names of the controlling persons and executive officers of MacKenzie Patterson Fuller, LP and Sutter Capital Management, LLC are set forth below.  Sutter Capital Management, LLC is wholly owned by MPF Advisers, LP, an affiliate of MacKenzie Patterson Fuller, LP.  The Purchasers have jointly made the offer and are jointly and severally liable for satisfying its terms.  Other than the foregoing, the Purchasers’ relationship consists of an informal agreement to share the costs associated with making the offer and to allocate any resulting purchases of Units among them in such manner and proportions as they may determine in the future.  Each of the entities is organized in California.  The Purchasers intend, if the Offer is fully subscribed, to allocate the Units among themselves as follows:  MPF INCOME FUND 26, LLC 66,667 UNITS, MPF DEWAAY FUND 8, LLC 100,000 UNITS, MP FALCON FUND, LLC 33,333 UNITS, MPF BADGER ACQUISITION CO., LLC 66,667 UNITS, MPF FLAGSHIP FUND 14, LLC 66,666 UNITS.  We will determine modifications to this allocation based upon the number of Units tendered.  Priority is given to Purchasers which already hold Units, then to Purchasers which raised capital first, then to the remaining Purchasers in equal shares.  Units will be allocated according to this priority until the maximum number of Units listed above are allocated to Purchasers within a given priority, then Units will be allocated similarly among Purchasers in the next level of priority, until all Units are allocated.

MacKenzie Patterson Fuller, LP

The names of the controlling persons and executive officers of MacKenzie Patterson Fuller, LP are set forth below.  Each individual is a citizen of the United States of America.  The principal business address of MacKenzie Patterson Fuller, LP, each Purchaser, and each individual is 1640 School Street, Moraga, California 94556, and the business telephone number for each is 925-631-9100.  The general partner is BC-GP, Inc., a California corporation owned by the limited partners.

C.E. Patterson is President and controlling person of MacKenzie Patterson Fuller, LP, which acts as manager and general partner of a number of real estate investment vehicles, and has served in those positions since January 1989.  In 1981, Mr. Patterson founded Patterson Financial Services, Inc. (now MPF Advisers, LP), a registered investment adviser (“MPFA”), with Berniece A. Patterson, as a financial planning firm, and he has served as its President since that date.  Mr. Patterson founded Patterson Real Estate Services, a licensed California Real Estate Broker, in 1982.  As President of MPFA, Mr. Patterson is responsible for all investment counseling activities.  He supervises the analysis of investment opportunities for the clients of the firm.  Mr. Patterson previously served as president of Host Funding, Inc., an owner of lodging properties, from December 1999 through 2003.  Mr. Patterson is also an officer and controlling shareholder of Cal-Kan, Inc., a closely held real estate investment company.  Mr. Patterson, through his affiliates, manages a number of investment and real estate companies.

Berniece A. Patterson is a controlling person of MacKenzie Patterson Fuller, LP and has served in that capacity since its formation in 1988.  In 1981, Ms. Patterson and C.E. Patterson established MPFA.  She has served as controlling person and Secretary of MPFA since that date.  Her responsibilities with MPFA include oversight of administrative matters and monitoring of past projects underwritten by MPFA.  Since October 1990, Ms. Patterson has been responsible for the day-to-day operations of two nursing homes and over 200 employees.

Glen W. Fuller became senior vice president and a controlling person of MacKenzie Patterson Fuller, LP in May 2000.  Since 2004 he has been a controlling person and vice president of MPFA, and is a senior vice president and controlling person of Sutter Capital Management, LLC.  Prior to becoming senior vice president, from August 1998 to April 2000, he was with MacKenzie Patterson Fuller, LP as a portfolio manager and research analyst.  From December 1999 to 2003, Mr. Fuller served as an officer and director of Host Funding, Inc.  Prior to joining MacKenzie Patterson Fuller, LP, from May 1996 to July 1998, Mr. Fuller ran the over-the-counter trading desk for North Coast Securities Corp. (previously Morgan Fuller Capital Group) with responsibility for both the proprietary and retail trading desks.  Mr. Fuller was also the registered options principal and registered municipal bond principal for North Coast Securities, a registered broker dealer.  Mr. Fuller was formerly a NASD-registered options principal and registered bond principal, and he held his NASD Series 7, general securities license (now inactive).  Mr. Fuller has also spent time working on the floor of the New York Stock Exchange as a trading clerk and on the floor of the Pacific Stock Exchange in San Francisco as an assistant specialist for LIT America.

Chip Patterson is senior vice president, general counsel, and a controlling person of the MacKenzie Patterson Fuller, LP, MPFA, and Sutter Capital Management, LLC.  Prior to joining MacKenzie Patterson Fuller, LP in July 2003, he was a securities and corporate finance attorney with the national law firm of Davis Wright Tremaine LLP from August 2000 to January 2003.  From August 1997 to May 2000 he attended the University of Michigan Law School, where he graduated magna cum laude with a Juris Doctor Degree. Prior to law school, Chip Patterson taught physics, chemistry, and math at the high school level for three years, from June 1994 to June 1997.  He graduated with high distinction and Phi Beta Kappa from the University of California at Berkeley with a Bachelor of Arts Degree in Political Science.  He also has prior experience in sales, retail, and banking.

Christine Simpson is senior vice president of MacKenzie Patterson Fuller, LP, MPFA, and Sutter Capital Management, LLC, and is responsible for the day-to-day management of research and securities purchases and sales on behalf of the entities managed by MacKenzie Patterson Fuller, LP  Ms. Simpson has served in that position since January 1997; from January 1994 until her promotion to vice president, she was a research analyst with MacKenzie Patterson Fuller, LP  She joined MacKenzie Patterson Fuller, LP as an administrative assistant in July 1990. Ms. Simpson received her Bachelor of Arts degree in Management from Saint Mary’s College of California in May 2005, her Master of Science in Financial Analysis and Investment Management from Saint Mary’s College of California in October 2006, and her Master of Business Administration degree from Saint Mary’s College of California in June 2008.

Robert E. Dixon is senior vice president and a controlling person of MPFA and MacKenzie Patterson Fuller, LP, is the president of Sutter Capital Management, LLC, and served as an officer and director of Sutter Holding Company, Inc. from March 2002 to October 2006.  Mr. Dixon received his Bachelor’s degree in economics from the University of California at Los Angeles in 1992.  He worked for Lehman Brothers, Inc. in equity sales and trading during 1993 and 1994.  From October 1994 to June, 1996 he worked for MacKenzie Patterson, Inc. as a securities research analyst.  Mr. Dixon became a Chartered Financial Analyst in 1996, and received his Master of Business Administration degree from Cornell University in 1998.  In July of 1998 he began buying and selling securities for his own account and those of the entities he controlled, and he was principally engaged in that activity until May 2005, when he rejoined MPFA.  Mr. Dixon was a registered representative of North Coast Securities from 1994 through 1997.